[****] REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED
  WITH THE COMMISSION, PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT
   PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

                  TRADEMARK LICENSE AGREEMENT

     AGREEMENT made this date by and between uniView Technologies Corporation, a Texas corporation, whose principal place of business is located at 17300 North Dallas Parkway, Suite 2050, Dallas, Texas 75248 (hereinafter called "uniView") and Avmark, Inc., whose principal place of business is located at 5000 Kevin Drive, Bridgman, Michigan 49106 (hereinafter called "Avmark").

      WHEREAS uniView represents and warrants that it is the exclusive owner of all rights in and to the valuable trademark "CurtisMathes" (hereinafter referred to as the "Mark"), in relation to television sets and related products, and further represents that, within the past three years, consumer electronics products have been distributed bearing the Mark throughout the United States of America, and that its rights are valid and subsisting; and

     WHEREAS Avmark desires to use the Mark as hereinafter described.

     NOW, THEREFORE, in consideration of the mutual promises herein contained, it is hereby agreed:

1. GRANT OF LICENSE. (a) Grant. For the use, the Term, in the Territory, and on the terms and subject to the conditions hereinafter set forth, uniView hereby grants to Avmark a license to use the Mark ("License") as provided herein solely with respect to Licensed Products, as defined hereinbelow. Avmark may manufacture, distribute, market, and sell Licensed Products and shall use the Mark only on Licensed Products manufactured in accordance with the specifications, directions and processes approved in writing by uniView.

     (b) Exclusivity. The License is exclusive for Licensed Products only and, so long as Avmark duly performs its obligations hereunder, uniView shall not itself use or grant others the right or license to use the Mark for the above purposes in the Territory hereinafter set forth. Nothing in this Agreement shall be construed to prevent uniView from granting any other licenses for the use of the Mark in connection with products not covered by this Agreement, or from otherwise utilizing the Mark in any manner whatsoever.

     (c) Web Site. Avmark shall have a further right and license during the term of this Agreement to use the Web site and domain name www.curtismathes.com in connection with services offered by Avmark to consumers relating to this Agreement. uniView or its designee shall develop, maintain and host the Web site pursuant to a separate Web Hosting Agreement signed by the parties. Avmark shall pay to uniView or its designee its most favored rate to develop, maintain and host the Web site on its server. Avmark shall obtain uniView's prior written approval of all content published on the Web site.

     (d) No Other Grant. Avmark is granted no other right, title, or license to the Mark or any other uniView trademark.

2. LICENSED PRODUCTS. (a) "Licensed Products" means the following traditional consumer electronics products, either stand alone or in combination: (1) 5" through 36" direct view television sets; (2)
projection television sets; (3) digital television sets; (4) Video Cassette Recorders (VCR's); (5) Digital Video Disc (DVD) units; (6) all categories of audio products, including portable audio, home audio, and digital audio; and (7) telephones and telephone answering devices.

     (b) uniView hereby specifically excludes from this Agreement (1) set top box (STB) units which connect to the Internet and (2) computers; either or both of which may also contain many of the same functions and features as those offered by the foregoing Licensed Products.

3. TERRITORY. The License extends only to the United States of America and Canada (hereinafter referred to as the "Territory"). Avmark agrees that it will not make or authorize any direct or indirect use of the Mark in any other area, and that it will not knowingly sell Licensed Products to persons who intend or are likely to resell or redistribute them in any other area.

4. TERM. The initial term of this License shall commence on July 1, 2000, and shall end on June 30, 2005, unless sooner terminated in accordance with the provisions hereof. At the end of this term, the License may thereafter be renewed by mutual agreement of the parties for successive terms through June 2020.

5. ROYALTY. (a) Rate. Avmark agrees to pay to uniView as royalty a sum equal to **** percent (****) of the net cost of the Licensed
Products sold by Avmark or any of its affiliated, associated or subsidiary companies to Kmart Corporation or similar vendor ("Vendor"), as per Vendor's invoice, prior to loads for freight, advertising or royalties. No other costs incurred in the manufacture, sale, distribution or exploitation of the Licensed Products shall be deductible from the calculation of any royalty.

     (b)  Minimum Royalty.    Avmark further agrees to pay to uniView, as
a minimum guarantee against royalties to be paid to uniView during each year of the contract term, the following minimum annual royalties:

          July 1, 2000 through June 30, 2001 $****
          July 1, 2001 through June 30, 2002 $****
          July 1, 2002 through June 30, 2003 $****
          July 1, 2003 through June 30, 2004 $****
          July 1, 2004 through June 30, 2005 $****

     The minimum royalty shall be paid annually as it accrues, within sixty (60) days after the close of each contract year during the term of this Agreement or any extension hereof. Payment shall accompany the statements furnished as required below.

     (c) Royalty Payments. Royalties shall be due within twenty (20) days after the close of each contract quarter in which earned, during the term of this Agreement or any extension hereof, and payment shall accompany the statements furnished as required below. The receipt or acceptance by uniView of any of the statements furnished pursuant to this Agreement or of any royalties paid hereunder (or the cashing of any royalty checks paid hereunder) shall not preclude uniView from verifying the correctness thereof at any time, and in the event that any inconsistencies or mistakes are discovered in such statements or payments, they shall immediately be rectified and the appropriate payment made by Avmark. Domestic taxes payable in the Territory shall be payable by Avmark.

      (d) Direct Payment. Subject to obtaining uniView's prior written consent, not to be unreasonably withheld, Avmark shall have the right to structure one or more of its deals with its Vendors or manufacturers so that the trademark royalty, or a sum in lieu of royalty, is paid directly to uniView. In that event, uniView shall receive and retain only those sums reflected in this agreement as being due to uniView, and shall promptly remit to Avmark all sums in excess thereof. In such event, uniView agrees to provide to Avmark a copy of all statements which accompanied any such payments received by uniView.

     (e) Royalty Rebates. uniView agrees to rebate to Avmark **** percent (****%) of the amount of royalties paid to uniView by Avmark in excess of **** Dollars ($****) for any contract year during the term of this License.

     (f) Royalty Abatement. uniView agrees that Avmark shall be liable only for those royalties that are actually paid to Avmark by a Vendor and Avmark shall be relieved of its payment obligation to uniView with respect to royalties that are not paid by the Vendor after commercially reasonable efforts by Avmark to collect the same.

     (g) Periodic Statements. (i) Within twenty (20) days after the close of each contract quarter during the term of this Agreement or any extension hereof, Avmark shall furnish to uniView, in a form reasonably acceptable to uniView, a complete and accurate statement certified to be accurate by Avmark showing the model number, quantity shipped, invoice cost to Vendor, and Vendor PO number for all Licensed Products distributed and/or sold by Avmark during the preceding contract quarter. Such statements shall be furnished to uniView whether or not any of the Licensed Products have been sold during the preceding contract quarter.

          (ii) Within sixty (60) days after the end of each year of this Agreement or any extension hereof, Avmark shall furnish to uniView, in a form reasonably acceptable to uniView, a complete and accurate statement certified to be accurate by Avmark showing the model number, quantity shipped, invoice cost to Vendor, and Vendor PO number for all Licensed Products distributed and/or sold by Avmark during the preceding contract year, as shown on Avmark's business books and records. If such statement discloses any underpayment of royalties for that year, including minimum royalties, Avmark shall pay the amount of the underpayment to uniView at the time of the statement required under this paragraph. Any overpayment shall be credited by uniView to Avmark's account.

          (iii) All books and records maintained by Avmark relating to operations concerning this License shall be available for inspection by uniView or any of its designated representatives at any reasonable, mutually agreeable time and Avmark shall cooperate with any person making such examination on behalf of uniView. All books of account and records shall be kept available for at least two (2) years after the termination of this License. Such inspection shall be at uniView's expense unless a discrepancy in the amount of five percent (5%) or more is discovered, in which event Avmark shall bear such expense, including without limitation accounting, auditing and legal fees and costs.

6. TRADEMARK USAGE. (a) Approval by uniView. Avmark shall use the Mark in accordance with all applicable Federal, State and local laws pertaining to the use of trademarks in the Territory and shall provide uniView with artwork of all proposed advertising and promotional materials containing the Mark, including without limitation artwork for tags, labels, imprints, cartons, containers, packaging and wrapping material, as well as artwork of all advertising, promotion and display material which depicts or portrays the Mark, and shall use the Mark only as may be approved in writing by uniView. uniView shall have the right to disapprove any materials submitted if it determines, in the exercise of its good faith judgment, that the materials in question would impair the value and goodwill associated with the Mark by reason of (i) noncompliance with uniView's trademark guidelines; (ii) use of materials that are unethical, immoral, or offensive to good taste; (iii) failure to carry proper copyright or trademark notices; or (iv) any other reasonable cause. uniView agrees to notify Avmark in writing of its approval of any materials submitted under this subsection within ten (10) calendar days after uniView's confirmed receipt of the materials, and agrees, in the case of a disapproval, to notify Avmark in writing of the reasons for disapproval. uniView's failure to respond within that 10-day period shall be deemed approval of the submission in question.

     (b) Modification of Usage. Upon disapproval and notice from uniView specifying the non-conformance of any materials submitted under this subsection, Avmark shall promptly modify any usage and any material that does not conform to the foregoing provisions of this Agreement. Avmark shall notify its distributors and customers of any such non-conformance as to materials or products already distributed, as may be reasonably requested by uniView.

7. PROTECTION OF TRADEMARK AND LOGOS. (a) Sole owner. uniView is the sole owner of the Mark and all goodwill associated therewith. Avmark's use of the Mark inures solely to the benefit of uniView and Avmark shall not at any time acquire any rights in the Mark by virtue of its use of the Mark. Avmark shall not do anything that might harm the reputation or goodwill of the Mark. Avmark shall not challenge uniView's rights in or attempt to register the Mark, or any other name or mark owned by uniView or substantially similar thereto. Avmark shall take no action inconsistent with uniView's rights in the Mark.

     (b) Assignment of Rights. Avmark agrees to cooperate fully and in good faith with uniView for the purpose of securing and preserving uniView's rights in and to the Mark. Nothing contained in this Agreement shall be construed as an assignment or grant to Avmark of any right, title or interest in or to the Mark, it being understood that all rights relating thereto are reserved by uniView, except for the License hereunder to Avmark of the right to use the Mark only as specifically and expressly provided in this Agreement. If at any time Avmark acquires any rights in, or registrations or applications for, the Mark by operation of law or otherwise, it will immediately upon request by uniView and at no expense to uniView, assign such rights, registrations, or applications to uniView, along with any and all associated goodwill, and Avmark hereby assigns and transfers to uniView all Mark and trademark rights created by uses of the Mark, together with the goodwill of the business in connection with which the Mark are used. Avmark hereby agrees that at the termination or expiration of this Agreement, including any extension hereof, Avmark will be deemed to have assigned, transferred and conveyed to uniView any rights, equities, good will, titles or other rights in and to the Mark which may have been obtained by Avmark or which may have vested in Avmark in pursuance of any endeavors covered hereby, and that Avmark will execute any instruments requested by uniView to accomplish or confirm the foregoing. Any such assignment, transfer or conveyance shall be without other consideration than the mutual covenants and considerations of this Agreement.

     (c) Notice of Adverse Uses. Avmark shall give prompt notice to uniView of any adverse uses of marks confusingly similar to the Mark in the Territory and, except as hereinafter provided, agrees to take no action of any kind with respect thereto except by the express written authorization of uniView. uniView may at its option commence, prosecute or defend any action or claim concerning the Mark. uniView shall have the right to control any such litigation. Should uniView not take reasonably necessary action within a reasonable time, to protect the Mark from such adverse uses within the Territory during the term of this License, then Avmark shall have the right, after giving uniView reasonable notice, to institute a lawsuit in its own name and on its own behalf, to enjoin such adverse use, providing that Avmark first provides uniView with reasonable security to protect uniView from possible financial liability.

     (d) Records Relative to Mark Uses. Avmark shall keep appropriate records (including copies of pertinent invoices and correspondence) relating to the dates when each of the Licensed Products is first placed on sale or sold in the Territory, and the dates of first use of the Mark on the Licensed Products and advertising materials. At uniView's request, Avmark shall supply uniView with samples of the trademark usages in question and other information that will enable uniView to renew, or to complete and obtain trademark or design applications or registrations, or to evaluate or oppose any trademark or design applications, registrations, or uses of third parties.

     (e) Registered User Laws. As to those countries requiring applications to register Avmark as a registered user of the Mark used on or in connection with the Licensed Products, or requiring the recordation of this Agreement, Avmark agrees to execute and deliver to the proper authorities all necessary documents for those purposes and to furnish uniView with a copy of all such documents so filed.

8. INDEMNIFICATION BY AVMARK AND PRODUCT LIABILITY INSURANCE. uniView assumes no liability to Avmark or third parties with respect to the performance of the Licensed Products manufactured or sold by Avmark under the Mark. Avmark hereby indemnifies uniView and undertakes to defend itself and uniView against and hold uniView harmless from any claims, suits, loss and damage arising out of any allegedly unauthorized use of any trademark, patent, process, idea, method or device by Avmark in connection with the Licensed Products or any other alleged action by Avmark, including, without limitation, any allegation that Avmark had actual or apparent authority from uniView for its actions as an agent of "Curtis Mathes" or uniView, any alleged act of unfair competition, and also from any claims, suits, loss and damage arising out of alleged defects in the Licensed Products. Avmark agrees that it will obtain, at its own expense, product liability insurance in a mutually agreed amount from a recognized insurance company reasonably acceptable to uniView, providing adequate protection for uniView (as well as for Avmark) against any claims, suits, loss or damage arising out of any alleged defects in the Licensed Products. As proof of such insurance, a fully paid certificate of insurance naming uniView as an insured party will be submitted to uniView by Avmark for uniView's prior approval before any Licensed Product is distributed or sold, and at the latest within thirty
(30) days after the date of this Agreement. Any proposed change in certificates of insurance shall be submitted to uniView for its prior approval. uniView shall be entitled to a copy of the then prevailing certificate of insurance, which shall be furnished to uniView by Avmark.

9. QUALITY CONTROL. (a) Quality. Avmark agrees that the Licensed Products shall be manufactured, sold and distributed in accordance with all applicable Federal, State and local laws, including but not limited to product safety and labeling, and that the same shall not reflect adversely upon uniView or the Mark. All Licensed Products shall be manufactured in accordance with specifications, directions, and processes approved in writing by uniView from time to time. uniView agrees to notify Avmark in writing of its approval of any materials submitted under this subsection within ten (10) calendar days after uniView's confirmed receipt of the materials, and agrees, in the case of a disapproval, to notify Avmark in writing of the reasons for disapproval. uniView's failure to respond within that 10-day period shall be deemed approval of the submission in question.

     (b) Manufacturer's Records of Quality Assurance. Avmark shall, upon request, furnish to uniView manufacturing quality assurance records evidencing compliance with the sampling procedures of MIL STD 105E Level II, or a comparable standard generally recognized in the industry, and shall report to uniView the results thereof pertaining to the quality of the Licensed Products being manufactured including, without limitation, product life tests, failure ratios, and reject rates.

     (c) Inspection of Manufacturing Facilities. Avmark agrees to allow or facilitate uniView's authorized agents, at any and all times upon reasonable notice and during regular business hours, to enter the premises where Licensed Products are being manufactured to inspect the same.

10.  WARRANTY AND SERVICING.       uniView and "Curtis Mathes" shall have
no obligation to provide any warranty or servicing for any Licensed Product. Avmark agrees to clearly notify its customers and end-users of the Licensed Products of the name and address of the warranty and servicing provider for the Licensed Products.

11. ADVERTISING AND DISTRIBUTION. Avmark agrees to use its best efforts to advertise and promote the Licensed Products during the term of this
Agreement. Avmark agrees that during the term of this License it will diligently and continuously manufacture, distribute and sell the Licensed Products and that it will make and maintain adequate arrangement for their distribution.

12.   TERMINATION.        (a)  Material Default.  Should Avmark  fail  to
comply with any material provision of this Agreement, uniView may terminate this License upon thirty (30) days' written notice to Avmark, provided that Avmark has not corrected such default during the notice period. Provided further, that should such default occur as a sole result of a Vendor's inability or refusal to pay royalties, then, after commercially reasonable efforts by Avmark to collect the same, Avmark shall be permitted a reasonable period of time to replace such Vendor before uniView terminates this License.

     (b) Cure of Breach. As a condition precedent to any assertion by either party that the other is in default in performing any obligation contained herein, the party alleging the default must advise the other of the specific facts upon which it is claimed that the other is in default and the said other party shall be allowed a period of thirty (30) days after receipt of such notice, within which to cure such default. The parties agree that no breach of the terms hereof will be deemed incurable.

      (c) Production Quantities of Licensed Products. If Avmark shall not have commenced in good faith to manufacture Licensed Products in substantial quantities on or before September 1, 2000, uniView, in addition to all other remedies available to it hereunder, may at its sole option terminate this License with respect to any Licensed Products which have not yet been manufactured and distributed, by giving written notice of termination to Avmark. Avmark may nullify such termination by commencing to manufacture Licensed Products in substantial quantities within thirty (30) days and promptly providing uniView with written notice that it has done so.

     (d) Active Distribution of Audio and Telephone Licensed Products. If Avmark shall not have actively marketed and sold audio and telephone Licensed Products on or before June 30, 2002, uniView, in addition to all other remedies available to it hereunder, may at its sole option terminate this License with respect to any audio and telephone Licensed Products which have not yet been manufactured and distributed, by giving written notice of such termination to Avmark.

13. FINAL STATEMENT UPON TERMINATION OR EXPIRATION. Sixty (60) days before the expiration of this License and, in the event of its termination, ten (10) days after receipt of notice of termination, Avmark shall furnish to uniView a statement showing the number and description of Licensed Products on hand or in process. uniView shall have the right to take a physical inventory upon ten (10) days written notice to ascertain or verify such inventory and statement, and refusal by Avmark to submit to such physical inventory by uniView shall forfeit Avmark's right to dispose of such inventory, uniView retaining all other legal and equitable rights uniView may have in the circumstances.

14. DISPOSAL OF STOCK UPON TERMINATION OR EXPIRATION. After termination of the License, or any part thereof, under the provisions set out above, Avmark may, except as otherwise provided in this Agreement, dispose of the affected Licensed Products which are on hand or in process at the time notice of termination is received. Such disposal may occur for a period of ninety (90) days after notice of termination, provided advances and royalties with respect to that period are paid and statements are furnished for that period in accordance with this License. Notwithstanding anything to the contrary herein, Avmark shall not manufacture, sell or dispose of any Licensed Products after an expiration or a termination of this License which is based on the failure of Avmark to affix notice of trademark registration or any other notice to the Licensed Products, cartons, containers, or packing or wrapping material or advertising, promotional or display material, or because of the departure by Avmark from the quality and style approved by uniView pursuant to this Agreement.

15. EFFECT OF TERMINATION OR EXPIRATION. Upon and after the expiration or termination of this License, all rights granted to Avmark hereunder shall forthwith revert to uniView, who shall be free to license others to use the Mark in connection with the manufacture, sale and distribution of the Licensed Products and Avmark will refrain from further use of the Mark or any further reference to it, direct or indirect, in connection with the manufacture, sale or distribution of Avmark's products, except as provided in paragraph 14. Termination of the License shall be without prejudice to any rights which uniView may otherwise have against Avmark. Upon the termination of this License, notwithstanding anything to the contrary herein, all royalties on sales theretofore made shall become immediately due and payable and no minimum royalties shall be refunded or avoidable.

16. THIRD PARTY LICENSES. Avmark agrees to use its best efforts to obtain all third party licenses reasonably required for the manufacture and distribution of the Licensed Products, e.g. Macrovision, in such a manner as will permit uniView full use of the same third party licenses for other products.

17.   PUBLICITY.     The parties agree that the timing and content of any
release of information to the public concerning this Agreement shall be as mutually agreed.

18 FIRST REFUSAL. In the event uniView desires to sell, assign or otherwise transfer its interest in the Mark and has obtained a bona fide offer for the sale thereof made by some person other than Avmark, it shall first offer to transfer its interest to Avmark at the price and on the terms offered to it. Avmark shall notify uniView in writing of its decision within thirty (30) days after receiving uniView's notice of its desire to sell. All things being equal, uniView will give Avmark favorable consideration in any such sale.

19.   NOTICES.   All  notices or other communications hereunder  must  be
given in writing as follows:

uniView Technologies Corporation           Avmark, Inc.
17300 North Dallas Parkway, Suite 2050     5000 Kevin Drive
Dallas, Texas 75248                        Bridgman, Michigan 49106
FAX:  972-248-3060                         FAX:  616-465-3371

Such notices shall be either (i) delivered in person, (ii) transmitted by facsimile telecommunication, provided that any notice so given is also mailed as provided for herein, (iii) delivered by Federal Express or similar commercial delivery service, or (iv) mailed by certified mail, postage prepaid, return receipt requested. All notices and statements to be given, and all payments to be made hereunder, shall be given or made at the respective addresses of the parties as set forth above or to such other address or facsimile number as the parties shall have designated to the other by like notice. Each such notice or other communication shall be effective (i) if given by facsimile telecommunication, when transmitted, (ii) if given by mail, five (5) business days after such communication is deposited in the mail and addressed as aforesaid, (iii) if given by Federal Express or similar commercial delivery service, one
(1) business day after such communication is deposited with such service and addressed as aforesaid, and (iv) if given by any other means, when actually delivered at such address.

20. NO JOINT VENTURE. Nothing herein contained shall be construed to place the parties in the relationship of partners or joint venturers, and none of the parties shall have any power to obligate or bind the others in any manner whatsoever.

21. ASSIGNMENT OR SUBLICENSE BY AVMARK. This Agreement and all rights and duties hereunder are personal to Avmark and shall not, without the prior written consent of uniView, be assigned, mortgaged, sublicensed or otherwise encumbered by Avmark or by operation of law, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, uniView agrees that Avmark may sublicense the Mark to Kmart Corporation according to terms relating to the Mark which are identical to those contained in this Agreement and according to other terms which are substantially in accordance with this Agreement. uniView may assign its rights hereunder and shall furnish written notice of any such assignment to the other parties.

22. ENTIRE AGREEMENT; NO WAIVER. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other communications, whether written or oral, including, without limitation, the letter agreement between the parties dated May 11, 1999 and its annexed form license agreement. None of the terms of this Agreement can be waived or modified except by an express agreement in writing signed by both parties. The failure of either party hereto to enforce, or the delay by either party in enforcing, any of its rights under this Agreement shall not be deemed a continuing waiver or a modification thereof and either party may, within the time provided by applicable law, commence appropriate legal proceeding to enforce any or all of such rights. No person, firm, group or corporation (whether included in the Mark or otherwise) other than the named parties shall be deemed to have acquired any rights by reason of anything contained in this Agreement.

23. SEVERABILITY. If any provision hereof is determined by a tribunal of competent jurisdiction to be illegal or unenforceable, it shall automatically be deemed conformed to the minimum requirements of law and, along with all other provisions hereof, shall thereupon be given full force and effect. Headings are for reference purposes only and have no substantive effect.

24. FORCE MAJEURE. Each party shall be excused from any delay in performance hereunder caused by an occurrence or contingency beyond its reasonable control and despite its best efforts, including, but not limited to, an act of God, war, fire, government requirements, inability to secure materials and transportation difficulties. The affected party shall give the other party prompt written notice of any such delay. The obligations and rights of the party so excused shall be extended on a day-to-day basis for the time period resulting from such excusable delay.

25. DISPUTES, CHOICE OF LAW. Except for certain emergency judicial relief sought in connection with misuse of the Mark which may be brought at any time, the parties agree that all disputes between them shall be submitted for informal resolution to their respective chief operating officers. Any remaining dispute shall be submitted for arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Such arbitration proceedings shall be held in a neutral city approximately equidistant from Avmark's and uniView's main offices, the site to be chosen by the party seeking to initiate the arbitration. The award of the arbitrators shall include a written explanation of their decision, shall be limited to remedies otherwise available in court and shall be binding upon the parties and enforceable in any court of competent jurisdiction. This agreement shall be governed by and construed in accordance with the substantive laws of the United States and Texas.

      IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed as of July 1, 2000.

uniView Technologies Corporation            Avmark, Inc.

By: /s/ PATRICK A. CUSTER                   By: /s/ KEVIN B. VANCE
        Patrick  A.  Custer,  President             Kevin  B.  Vance, President
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